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                                                                     Exhibit 3.3


                           Certificate of Amendment to

                      Restated Certificate of Incorporation

     Power Integrations, Inc., a Delaware corporation (the "Corporation"), hereby certifies:

1. That the Corporation's Board of Directors has duly adopted the following resolution:

     RESOLVED, that the text of section FOURTH of the Restated Certificate of Incorporation is hereby amended to read in full as follows:

     FOURTH:                      STOCK
     -------

     The Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock the Corporation shall have authority to issue is 3,000,000, $0.001 par value per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 140,000,000, $0.001 par value per share. The shares of Preferred Stock shall initially be undesignated as to series.

     The Board of Directors is hereby authorized, within the limitations and restrictions stated herein, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but, in respect of decreases, not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions originally fixing the number of shares of such series.

2. That the proposed amendment has been duly adopted in accordance with the provisions of Section 222 and Section 242 of the General Corporation law of the State of Delaware.

     The Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer and attested to by its Secretary this 8th day of June 2000.

                                     POWER INTEGRATIONS, INC.



                                     By:  /s/ HOWARD F. EARHART
                                         Howard F. Earhart, President and
                                         Chief Executive Officer

ATTEST:

/s/ ROBERT G. STAPLES
Robert G. Staples, Secretary